Exhibit 10.9

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT.  THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”).  A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED WITH THE  U.S. SECURITIES AND EXCHANGE COMMISSION.

DISTRIBUTORSHIP AND SALES AGREEMENT

THIS AGREEMENT is made on September 1, 2006, by and between BLUE PEARL MINING LTD., a corporation existing under the laws of the Province of Ontario (hereinafter referred to as “Company”) and SOJITZ CORPORATION, a Japanese corporation (hereinafter referred to as “Distributor”).

WHEREAS, Company has entered into a Merger Agreement dated as of September 1, 2006 among Company, Blue Pearl USA Ltd., Thompson Creek Metals Company (“TCMC”), and F. Steven Mooney, pursuant to which the Company will acquire TCMC and its subsidiaries, including the Thompson Creek mine (the “Thompson Creek Mine” located near Challis, in Custer County, Idaho (the “Acquisition”); and

WHEREAS, Company and TCMC have requested that Distributor waive any preemptive right it may have with respect to the Acquisition, and Distributor has agreed to waive any such preemptive right related to the Acquisition (but not as to any other transaction), in connection with and conditioned upon Company and Distributor entering into this Agreement; and

WHEREAS, TCMC and its subsidiaries produce a variety of molybdenum products, and Company desires to appoint Distributor as the exclusive distributor in the Territory (as defined herein) of molybdic oxide, ferromolybdenum and molybdic oxide briquettes produced from the Thompson Creek Mine and TCMC’s molybdenum disulfide roasting facility (the “Langeloth Roaster”) located in Langeloth, Pennsylvania (hereinafter referred to as “Product”) and to supply Product to Distributor, on the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants of the parties set forth herein and the waiver described above, the parties agree as follows:

1.                          APPOINTMENT; EXCLUSIVITY

Company hereby appoints Distributor as the exclusive distributor of the Product in the Territory and agrees to supply Distributor with the quantity of Product elected by Distributor as provided in this Agreement. Company shall not directly or indirectly enter into any other agreement with another distributor or reseller to distribute Product in the Territory during the Term, except as permitted under Section 3(b). Distributor shall not distribute or resell the Product supplied by Company under this Agreement outside of the Territory during the Term.

2.                          TERM

The term of the distributorship (“Term”) shall be 10 years, commencing on January 1, 2007 and expiring on December 31, 2016. Both parties shall review the relationship in 2016 prior to December 31 to determine if they elect to extend the distributorship, but neither party shall be obligated to extend.

3.                          DISTRIBUTOR EFFORTS

(a)       Distributor agrees to devote Distributor’s commercially reasonable efforts to the business of selling the Product of the Company in the Territory, but such efforts shall not obligate Distributor to take Product in excess of the amount it elects in its sole discretion under Section 5. Company acknowledges that Distributor obtains molybdenum products from other sources and markets such products in the Territory. Nothing in this Agreement shall restrict or prohibit Distributor from marketing such other products in or out of the Territory under existing and future agreements, whether or not competitive with sales of the Company’s Product.

(b)       If Distributor fails to purchase at least five percent (5%) of the Product produced each month for any period of six consecutive months during the Term, Seller may sell Product in the Territory through another distributor or reseller until the first day of the month after the month in which Distributor takes delivery of at least five percent (5%) of the Product produced.

4.                          TERRITORY

The distributorship created herein shall be for selling Product in any country in Asia (including without limitation Turkey, the Middle East, India, China, Korea, and Japan) and Oceania (including without limitation Australia and New Zealand).

5.                          QUANTITY

Company shall supply to Distributor, and Distributor shall have the option to purchase, up to *** of all Product produced during the Term, in quantities and types of Product as elected by Distributor in its sole discretion. Distributor shall give advance notice to Company of the quantity, if any, of Product it elects to purchase for each month during the Term. Such notice shall be delivered on or before the first day of the month prior to the month in which shipment of the Product is to occur, except that elections for Product shipped in January shall be made on or before December 15th.

6.                          SPECIFICATIONS

(a)       The Product delivered pursuant to the Agreement shall conform to the following specifications (“Specifications”):

Mo:   57.0   % Minimum

Cu:    0.30   % Maximum

P:       0.05   % Maximum

Pb:     0.05   % Maximum

S:       0.10   % Maximum

(b)       Company shall be responsible for any short delivery, any defect in title or encumbrance on the Product, and failure of Product to conform with the Specifications.

(c)       Distributor shall notify Company of any claim that the Product fails to conform with the Specifications within one year following delivery of the Product, or such claim shall be waived. Company shall be permitted to sample any material that is alleged to be non-conforming to the Specifications. In the event that the analyses of Company and Distributor disagree, a mutually acceptable independent testing authority shall be retained to test the material alleged to be non-conforming to the Specifications. The analysis of such authority shall be binding on the parties hereto and the cost of such testing shall be borne by the party whose analysis is furthest from that of the independent testing authority.

(d)       If it is finally determined that Product shipped to Distributor does not conform to the Specifications, then; (i) Distributor shall have no obligation to purchase such non-conforming Product, and (ii) Company shall be responsible for the costs of storage and shipping of such non-conforming Product for alternative disposition.

(e)       Distributor reserves all rights and remedies under this agreement and applicable law for any short delivery, any defect in title or encumbrance on the Product, and failure of Product to conform with the Specifications, including without limitation the right of cover under the Uniform Commercial Code, Nothing in this Agreement shall limit any special, indirect, incidental or consequential damages arising from any of the foregoing breaches.

(f)        Other than as provided in this Section 6, COMPANY MAKES NO AND EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, IN FACT OR BY LAW, WHETHER OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR OTHERWISE, CONCERNING THE PRODUCT TO BE DELIVERED UNDER THIS AGREEMENT.

7.                          PRICE

(a)       The price paid by Distributor for Product in the form of drummed molybdenum oxide powder shall be the mean of the Dealer Oxide high and low quotations for technical grade molybdic oxide as published weekly in Metals Week and averaged for the month prior to the contractual month of shipment of the Product.

(b)       If Distributor elects to take delivery of Product in the form of molybdenum oxide in cans or in the form of briquettes or ferromolybdenum, then prior to shipment of these Products, Distributor and Company shall agree on the premium, for the applicable Product.

8.                          DELIVERY

The delivery of the Product shall be made CIF main ports of import in Territory (to the ports specified by Distributor for each shipment) in accordance with INCOTERMS 2000. Company shall deliver Product to Distributor monthly in the quantities elected by Distributor under Section 5. Product shall be shipped, at Distributor’s option, in drums, cans, or bags (super sacks) on pallets, suitable and safe for ocean transportation in accordance with internationally recognized safety standards for container cargo. Unless otherwise agreed by the party, each monthly shipment shall consist of one or more Full Container Loads (“FCL”) of Product, each FCL containing approximately 18 metric tons of material consisting of approximately 25,000 pounds of molybdenum contained. On or before September 30 of each year, Company shall notify Distributor of the proposed schedule for delivery of Products to Distributor during the next year, based on Company’s mine plan. The Company and the Distributor shall arrange a mutually acceptable delivery schedule for the Product; provided that Company shall ship Product in approximately equal monthly quantities. As soon as reasonably possible after each shipment of

Product leaves the port of loading, Company shall fax and mail to Distributor a weight and assay certificate, invoice and a full set of clean on board bills of lading.

9.                          PAYMENT

Distributor shall pay the invoice amount of each shipment of Product in US Dollars to the account indicated on the Company’s invoice, not more than thirty (30) days after the delivery to Distributor of the Bill of Lading for such shipment. Company acknowledges and agrees that payment by Distributor’s affiliate, Sojitz Noble Alloys Corporation, of any amount owed to Company hereunder shall constitute full and final satisfaction of Distributor’s obligation.

10.                    TAXES

Company shall pay all taxes (except for income taxes of Distributor), including those resulting from future changes and amendments to existing tax laws, which are imposed on the manufacture, transportation, delivery, sale, or use of Product, other than taxes imposed on the resale of Product in the Territory. In the event Distributor shall be required to pay any such tax, or shall do so as a convenience to Company, Company shall promptly shall reimburse Distributor for the same.

11.                    DISTRIBUTOR’S EXPENSES

All expenses for traveling, entertainment, office, clerical, office and equipment maintenance, and general selling expenses that may be incurred by Distributor in connection with this Agreement will be borne wholly by Distributor. In no case shall the Company be responsible for such expenses. In lieu of any right to reimbursement for such expenses, Company hereby grants Distributor an allowance of *** of the price paid under Section 7 per pound for each pound of molybdenum contained in Product shipped during the term of this agreement. Distributor shall be entitled to deduct such allowance from each invoice for Product shipped hereunder.

12.                    PRODUCTION AND SALES INFORMATION; TRADE NAMES AND TRADEMARKS

(a)       Distributor agrees to maintain accurate records of its activities pursuant to this Agreement, including but not limited to customer lists, call reports and related market information and to supply the Company, on a regular basis, with such information and any other information as the Company may reasonably request.

(b)       Company agrees to provide Distributor with production, product availability and other such information as Distributor may reasonably request to carry out the purposes of the Agreement.

(c)       The Company grants to Distributor, and Distributor shall have, the right to use the names “Thompson Creek Metals Company,” “Blue Pearl,” and any other words, names, logos, trade names or trademarks now or hereafter used by it to designate Product produced from the Thompson Creek Mine and Langeloth Roaster, in connection with its marketing and resale of Product. Except as set forth in the preceding sentence, Distributor expressly acknowledges that

Distributor shall not acquire any other right, title or interest in, and shall not use any, words, names, logos, trade names, or trademarks belonging to the Company and its affiliates.

13.                    CUSTOMERS AND CUSTOMER SERVICE

Distributor will use its commercially reasonable efforts, in portions of the Territory chosen by it in its sole discretion, to (i) promote the development of markets and uses for the Product, (ii) render customer support service to customers in accordance with the Company’s directions, and (iii) promote the placement of orders by customers for the Product. Distributor shall not knowingly distribute Product to arty customer that is purchasing Product primarily for purposes of resale rather than use in customer’s business.

14.                    TERMINATION

This Agreement may be terminated only upon the occurrence of a material breach by either of the parties.

15.                    CONFIDENTIALITY

(a)       Company and Distributor shall each maintain the confidentiality of the terms of this Agreement and the information that it (as recipient, “Receiving Party”) acquires under this Agreement from the other party (as disclosing party, “Disclosing Party”) about the business of the Disclosing Party (the “Confidential Information”), as provided in this Section. “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement or other obligation of confidentiality, (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives, (iii) was available to Receiving Party or its Representatives under other agreements between Receiving Party and Disclosing Party or their affiliates relating to (A) the Endako molybdenum mine and processing plant and other properties located in British Columbia, Canada, or (B) the Agreement dated September 28, 2005 regarding the purchase of molybdenum from the Thompson Creek Mine, as amended (collectively, the “Other Agreements”) fund the confidentiality of such information shall remain subject to the Other Agreements), or (iv) becomes available to the Receiving Party on a non-confidential basis from a person (other than the Disclosing Party or its Representatives) who is not known to the Receiving Party to be prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party or any of its Representatives. “Representative” means, as to either party, such person’s affiliates and its and their controlling persons, directors, officers, employees, agents, advisors (including, without limitation, financial institutions, counsel and accountants).

(b)       Subject to paragraph (a), unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party agrees:

(i)                       except as required by Law (as defined below) or permitted under the Other Agreements, to keep confidential and not to disclose or reveal any to any person, other than Receiving Party’s Representatives assisting Receiving Party to carry out the purposes of this Agreement the Confidential Information, the Confidential Information; and

(ii)                    not to use Confidential Information for any purpose other than (A) to carry out the purposes of this Agreement, and (B) any other purposes for which Receiving Party is expressly entitled to use such Confidential Information under the Other Agreements, including without limitation audit rights of Receiving Party or its affiliates under the Other Agreements.

“Law” means any applicable law, regulation (including, without limitation, any rule, regulation or policy statement of any organized, securities exchange, market or automated quotation system on which any of either party’s securities are listed or quoted) or any order or other legal process of any court or governmental agency.

(c)       Prior to making or issuing any press release or other public announcement or disclosure concerning this Agreement or the transactions contemplated herein, the party contemplating such disclosure first shall consult with the other party, and the Parties together shall agree upon the content and timing of such announcement or disclosure; provided, however, that disclosure prior to such agreement may be made if, in the good faith judgment of the disclosing party, there is not sufficient time to consult with and obtain agreement from the other party before such announcement or disclosure must be made under applicable laws. In the case where disclosure is made prior to the parties’ agreement on content and timing, the disclosing party shall notify the other party before such announcement or disclosure is made if at all reasonably possible; but if not, then as soon as reasonably possible thereafter.

16.                    COMPLIANCE WITH LAWS

Distributor and Company shall give all necessary notices and shall comply and ensure that their respective employees comply with all applicable laws, ordinances, governmental rules and regulations relative to, as the case may be, the Distributor’s or Company’s obligations pursuant to this Agreement.

17.                 INDEMNIFICATION

Distributor agrees to indemnify Company, its agents and employees against all claims, damages, losses, and expenses, including reasonable attorney’s fees, of Company or others, arising out of the breach by Distributor of this Agreement. Company shall indemnify Distributor, its agents and employees against all claims, damages, losses, and expenses, including reasonable attorney’s fees, of Distributor or others, arising out of the breach by Company of this Agreement.

18.                  ASSIGNMENT

This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party.

19.      GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the state of Colorado, excluding conflicts of law principles thereof that would require or permit the application of the laws of a different jurisdiction, including without limitation the United Nations Convention on Contracts for the International Sale of Goods. If any dispute between the parties arises concerning or relating to this Agreement (other than any claim alleging that Product is non-conforming to the Specifications, which shall be resolved under the procedure of Section 6), and initial negotiations are unsuccessful in resolving such disagreement or dispute within 15 calendar days following written notice thereof, the matter shall be referred for resolution to one senior executive of each party having at least the title of Vice President, General Manager, or their equivalent. If such senior executives fail, after reasonable good faith efforts, to arrive at a satisfactory resolution of such dispute within 30 calendar days following the date of the initial written notice of dispute, or if no such officer of a party is made available to confer within that period, either party may initiate binding arbitration to resolve the dispute. Any such arbitration shall be administered by the International Chamber of Commerce and conducted pursuant to the Rules of Arbitration of the International Chamber of Commerce (“Rules”) before one or more arbitrators appointed in accordance with the Rules. If the amount of the dispute is $1 million or less, the parties agree that the dispute shall be heard and resolved by one arbitrator appointed pursuant to the Rules; otherwise, the parties agree that the dispute shall be heard and resolved by three arbitrators appointed pursuant to the Rules (except that the two party-appointed arbitrators and not the ICC Court shall appoint the chair). The parties agree that the two party-appointed arbitrators shall select the chair not later than 30 days after the date the second arbitrator is appointed. The place of arbitration shall be Denver, Colorado, and the arbitration shall be conducted in the English language. The award of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction.

20.      ENTIRE AGREEMENT; RELATIONSHIP OF PARTIES

This Agreement constitutes the entire agreement between the parties relating to the distributorship and sale of Product described herein. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of the Agreement or any representations inducing its execution and delivery except those specifically set forth. Each of the parties acknowledges that such party has relied on the party’s own judgment in entering into the Agreement. This Agreement shall not limit, amend, or otherwise affect the rights and obligations of either party or their affiliates under the Other Agreements. Nothing contained in this Agreement shall be deemed to constitute either party the partner or the venturer of the other, or, to constitute either party the agent or legal representative of the other, or to create any fiduciary relationship between them. The parties do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture.

21.      NOTICES

Any notice required or desired to be given hereunder shall be effective if made in writing and delivered in person, or by recognized overnight courier, sent by facsimile transmission, or sent by certified or registered U.S. mail, return receipt requested, to the following addresses or to such other person or address as such party may have specified in a notice duly given in accordance with this Section:

If to Company:	If to Sojitz:

Blue Pearl Mining Ltd. 6 Adelaide Street East Suite 500	Sojitz Corporation 1-20, Akasaka 6-chorne

Toronto, ON M5C 1H6 Attention: Ian McDonald Fax No.: 416-367-0182	Minato-ku, Tokyo, 107-8655 Japan Attn: Shigeru Ohno, General Manager Iron Ore & Ferro Alloys Dept. Fax: +81-3-5520-3517

With copy to:

Sojitz Noble Alloys Corporation 1211 Avenue of the Americas New York, New York 10036
	Attn:	Kiyotaka Tomita
	Fax:	(212) 704-6630

22.       FORCE  MAJEURE

(a)       Either party hereto shall be relieved from liability for delay in performance or failure to perform any of the obligations herein imposed, except the obligation to pay for the Product already delivered, for the time and to the extent such delay or failure (including Distributor’s failure to take delivery or Company’s failure to make delivery of Product) is occasioned by acts of God, or acts of public enemy; strike, lockout, or other industrial disturbances, riots, flood, hurricanes, fire, explosion; or any other cause or causes of any kind or character beyond the reasonable control of the party delayed or failing to perform and which by the exercise of reasonable diligence the party is unable to prevent (any such cause herein called “Force Majeure”). Notwithstanding this Force Majeure clause, reduction or cessation of operations as a result of economic conditions and the fact that the price of the Product provided for in this Agreement is divergent from the market price shall not be events of Force Majeure and thus shall not operate to relieve either party from the obligation to perform.

(b)       A party shall be excused from its obligations hereunder during a period of Force Majeure affecting that party to the extent prevented by Force Majeure, provided that:

(i)                       The party claiming Force Majeure gives the other party prompt written notice describing the particulars of the occurrence of the condition or event of Force Majeure;

(ii)                    The suspension of performance is of no greater scope and of no longer duration than is required by the condition or event of Force Majeure;

(iii)                 The non-performing party proceeds with reasonable diligence to remedy its inability to perform and provides monthly progress reports to the other party describing actions taken to end the non-performance due to the condition or event of Force Majeure; and

(iv)                As soon as the non-performing party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

(c)       If Company claims Force Majeure, Company shall reimburse Distributor for any additional costs incurred by Distributor to obtain molybdenum products from other sources to satisfy any contracts of Distributor to re-sell Product that existed on the date of Distributor’s receipt of notice of such Force Majeure, or shall sell sufficient Product to Distributor to meet the requirements of such contracts.

(d)       The Term of this Agreement shall be extended by all periods of Force Majeure affecting Company. Company shall not be entitled to terminate this Agreement as a result of Force Majeure affecting Company, regardless of duration. Either party may terminate this Agreement as a result of Force Majeure affecting the other party for a continuous period of more than one year.

23.       CONDITION PRECEDENT

This Agreement is subject to the condition precedent that the Company shall acquire majority ownership of the Thompson Creek Mine, pursuant to the Acquisition or otherwise. Promptly following the closing of such transaction, Company agrees at the request of Distributor to cause TCMC and its subsidiaries to execute an acknowledgment and ratification of this Agreement.

24.       EXECUTION; COUNTERPARTS

This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement. Once executed, the parties may exchange executed signature pages by facsimile transmission; and upon receipt by each party of the signature page duly executed by the other party, the parties shall be bound as fully as if each party was in possession of a fully-executed original of this Agreement. Promptly following such exchange by facsimile transmission, if made, the parties agree to exchange the executed originals of this entire Agreement by U.S. Mail or overnight mail, so that each party ultimately is in possession of at least one fully-executed original hereof.

25.       MODIFICATION; WAIVER

This Agreement shall not be modified or amended, and no term, condition or provision hereof shall be waived, in whole or in part, except in a writing executed by a duly authorized representative of each party hereto.

26.       MUTUAL AGREEMENT

The terms and conditions of this Agreement have been determined by the mutual negotiation of the parties hereto, and no provision hereof shall be construed against one party or in favor of another party merely by reason of the party who prepared or was responsible for the draftsmanship.

27.       SEVERABILITY

In the event any provision of this Agreement conflicts with the law under which this Agreement shall be construed, such provision shall be deleted from this Agreement, and the Agreement shall be construed to give effect to the remaining provisions hereof.

28.       HEADINGS

The headings in this Agreement are inserted for convenience of reference only, shall not be considered a part of this Agreement, and shall not affect the validity or interpretation of this Agreement.

IN WITNESS Whereof, the parties have executed this Agreement effective as of the date first above written.

SOJITZ CORPORATION	BLUE PEARL MINING LTD.

By:	By:	/s/ Illegible
Title:	Title:	Chairman & C.E.O.
Date:	Date:	September 1, 2006